Exhibit 3.1

AMENDMENT NO. 1 TO THE GENERAL

BY-LAWS OF FUSION PHARMACEUTICALS INC.

(the “Corporation”)

WHEREAS, the board of directors (the “Board”) of the Corporation has determined that it is advisable and in the best interests of the Corporation to amend the General By-laws of the Corporation (the “Bylaws”) to change the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended, from the United States District Court for the District of Massachusetts to the United States District Court for the District of Delaware.

NOW THEREFORE, the Bylaws of the Company is hereby amended as follows:

1.	Section 10.8 of the Bylaws is hereby amended and restated as follows:

“10.8 Applicable Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the Province of Ontario and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation; (c) any action or proceeding asserting a claim arising out of any provision of the Act or the articles or the by-laws of the Corporation (as either may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to the affairs of the Corporation. Unless the Corporation consents in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the United States District Court for the District of Delaware shall be the sole and exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (x) the personal jurisdiction of the court in connection with any action or proceeding brought in in any such court to enforce the preceding sentence, and (y) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity purchasing or otherwise acquiring any interest in common shares in the capital of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.8.”

This Amendment No. 1 to the Bylaws has been approved by the Board by resolutions adopted at the special meeting of the Board on March 18, 2024.

Attest:

/s/ Maria D. Stahl
Name: Maria D. Stahl
Title: Chief Legal Officer